QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.48

FOURTH AMENDMENT
TO HOST MARRIOTT SERVICES-TCBY JOINT VENTURE AGREEMENT

        THIS AMENDMENT to the Host Marriott Services-TCBY Joint Venture Agreement (formerly named the ("Marriott-TCBY Joint Venture Agreement") is made and entered into effective as of November 30, 1998, by and between TCBY Enterprises, Inc., a Delaware corporation with its principal office at 1200 TCBY Tower, 425 West Capitol Avenue, Little Rock, Arkansas 72201 and TCBY Systems, Inc., an Arkansas corporation with its principal office 1200 TCBY Tower, 425 West Capitol Avenue, Little Rock, Arkansas 72201 (collectively the "COMPANY") and Host International, Inc., Host Marriott Services USA, Inc., and Host Marriott Tollroads, Inc., all Delaware corporations with their principal offices at Department 72/928.83 (Attn: Chief Counsel, Development), Mail Stop 17, Third Floor 6600 Rockledge Drive, Bethesda, Maryland 20817 (collectively "HOST MARRIOTT SERVICES") and amends the agreement between the COMPANY and HOST MARRIOTT SERVICES made and entered into effective as of June 1, 1989 and the First, Second, and Third Amendments thereto dated as of January 1, 1990, March 1, 1990, and October 1, 1991, respectively (collectively the "Agreement").

1.    Continuing Effect of Agreement.    Unless otherwise stated herein, all terms and conditions of the Agreement shall continue in effect and with full force. Defined terms in this Amendment appearing in language to be added to the Agreement as set forth in this Amendment shall have the same meaning as set forth in the Agreement. The COMPANY acknowledges that the parties collectively comprising HOST MARRIOTT SERVICES are each a successor in interest to Marriott Corporation for purposes of the Agreement and thereby entitled to all rights and privileges thereunder accruing.

2.    Development Rights.

  A.
  The parties acknowledge that Section 2 A of the Agreement reflects the parties' intent with respect to commercial airports, while Section 2 B of the Agreement reflects the parties' intent with respect to turnpike locations, as "airports" and "turnpikes" are more particularly described therein. The parties hereby agree that Section 2 of the Agreement continues in full force and effect with regard to SITES at airports and turnpikes, including but not limited to HOST MARRIOTT SERVICES' exclusive right to operate STORES and CARTS (as defined in the Agreement), to bid or offer to operate STORES and CARTS, and to sell products that are approved by COMPANY for sale in any TCBY frozen yogurt store in STORES and from CARTS in SITES at such airports and turnpikes. The COMPANY acknowledges that all SITES operated by HOST MARRIOTT SERVICES and its affiliates at such airports and turnpikes as of the date of this Fourth Amendment are deemed approved by COMPANY.

  B.
  The parties acknowledge that HOST MARRIOTT SERVICES has become an operator of food and beverage concessions in various retail developments other than its traditional locations in commercial airports and at turnpikes (as defined in Section 2 of the Agreement). The parties further acknowledge that it is to their mutual benefit that HOST MARRIOTT SERVICES be permitted to develop SITES at "masterconcessionaire malls" (as defined in below in Section 3 of this Addendum).

  C.
  No other franchises or franchise rights for STORES or CARTS to be operated at SITES shall be granted by the COMPANY during the term of the Agreement unless one or more of the following shall first occur:

  (i)
  HOST MARRIOTT SERVICES has given its written permission to the COMPANY to grant such;

  (ii)
  For any location intended for an airport having less than an average of one million (1,000,000) enplaned passengers for each of the three immediately preceding years as reported by the applicable airport authority or the Federal Aviation Administration, the

  COMPANY shall have notified HOST MARRIOTT SERVICES of the COMPANY's intent to grant a franchise or franchise rights to another party;

  (iii)
  HOST MARRIOTT SERVICES shall be ineligible to bid upon or contract for the site in question pursuant to the laws, rules, regulations, or written instructions of the applicable governmental or quasi-governmental authority having appropriate jurisdiction (as in the case of "set aside" opportunities for what are commonly referred to as Disadvantaged Business Enterprises); provided, however, the COMPANY shall not grant a franchise or franchise rights to any person or entity who would then contract with a subcontractor or concession operating company which competes with HOST MARRIOTT SERVICES in operating and bidding upon SITES.

3.    Masterconcessionaire Malls as Sites.    As described in Section 4 below, the COMPANY agrees to provide HOST MARRIOTT SERVICES "limited exclusivity" in "Masterconcessionaire Malls." The term "Masterconcessionaire Malls" refers to locations not already subject to an agreement granted by the COMPANY to a third party, at which the owner or developer of the retail mall project is seeking a masterconcessionaire for operation of the food court or other multiple concept foodservice concessions area with common seating available. For purposes of the Agreement, Masterconcessionaire Malls shall henceforth be included within the definition of SITES and STORES operated by HOST MARRIOTT SERVICES at Masterconcessionaire Malls shall be operated under the same terms and conditions as all other STORES operated by HOST MARRIOTT SERVICES pursuant to the Agreement.

4.    Limited Exclusivity in "TCBY" Brand at Masterconcessionaire Malls.    Only with respect to Masterconcessionaire Malls, the COMPANY has advised HOST MARRIOTT SERVICES of its intention to bid or allow another party to bid the "TCBY®" brand and HOST MARRIOTT SERVICES has either declined in writing to pursue such bid opportunity or not responded in writing for thirty (30) days following receipt of written notice from the COMPANY of the COMPANY's intention to so develop; should HOST MARRIOTT SERVICES elect to pursue the opportunity so advised, HOST MARRIOTT SERVICES shall do so by indicating HOST MARRIOTT SERVICES will bid upon the Masterconcessionaire Mall in question and include the "TCBY®" brand in such bid.

5.    Territory for Development of STORES.    HOST MARRIOTT SERVICES shall develop STORES at SITES throughout the United States of America pursuant to the Agreement. Any development by HOST MARRIOTT SERVICES outside of the United States of America shall be the subject of a separate amendment to the Agreement; to the extent practicable and allowing for differing commercial conditions, any grant of franchise rights for a SITE outside the United States of America shall be on the same terms and conditions as set forth in the Agreement and this Amendment.

6.    Competing Concepts.    The COMPANY acknowledges that HOST MARRIOTT SERVICES may continue to sell branded and non-branded frozen yogurt, ice cream, and other dessert products subject to the terms and conditions of the Agreement. Notwithstanding the foregoing, HOST MARRIOTT SERVICES shall only bid, whenever possible in HOST MARRIOTT SERVICES' judgment (and HOST MARRIOTT SERVICES shall use HOST MARRIOTT SERVICES' influence to bid all locations in this manner), the "TCBY" brand in bids for SITES in which HOST MARRIOTT SERVICES bids a frozen yogurt concept as a retail store or restaurant; for any location not co-branded with any other concept, HOST MARRIOTT SERVICES acknowledges and agrees that the "TCBY" brand shall be the exclusive frozen yogurt or primarily-frozen-yogurt concept bid or operated by HOST MARRIOTT SERVICES; provided, however, for any STORE, upon notice of ninety (90) days to the COMPANY, HOST MARRIOTT SERVICES can de-identify the subject STORE, terminate this Agreement with respect to the subject STORE, and in place of the subject STORE develop, open, and operate a retail store which has frozen yogurt as a menu offering, provided such is not the principal menu offering; for purposes of this sentence, the words "principal menu offering" shall be deemed by the parties to mean more than fifty percent (50%) of store sales are derived from the sale of frozen yogurt or products containing frozen yogurt.

7.    Fee Structure.    Subparagraphs A, B, and C of Section 8 of the original 1989 Agreement, all of the Second Amendment to the Agreement, and Paragraph 4 of the Third Amendment to the Agreement are hereby deleted in their entirety and replaced with the following:

  "A.
  Initial Fee. For any STORE developed by HOST MARRIOTT SERVICES at a SITE, no initial franchise fee shall be charged by the COMPANY. For locations (i) at which HOST MARRIOTT SERVICES may wish to develop a STORE, but (ii) which may be approved by the COMPANY pursuant to Section 2 C. of the Agreement, the initial fee shall be the then current fee charged by the COMPANY as set forth in the COMPANY's then current Franchise Offering Circular.

  "B.
  Royalty. HOST MARRIOTT SERVICES agrees to pay to the COMPANY a royalty by way of a surcharge on purchases of products sold to HOST MARRIOTT SERVICES by the COMPANY, and the parties have negotiated the appropriate surcharge to be $5.00 per each case of soft serve frozen product weighing approximately 36 pounds, $3.87 per each case of soft serve frozen product weighing approximately 27.9 pounds, and $3.50 for each container of hand dip frozen products having a size of approximately 3 gallons; for other products sold to HOST MARRIOTT SERVICES by the COMPANY from time to time during the term of the Agreement (e.g., such other products may be treat or novelty items requested by HOST MARRIOTT SERVICES for resale in a STORE), a surcharge shall be agreed upon as a prior condition of sale, and the surcharge shall be proportionate to the above-stated surcharges. During the term of the Agreement, the surcharges may be increased by the COMPANY once every year on October 1 to reflect any inflationary effects extant in the U.S. economy; provided, at no time shall the increase exceed proportionally the amount of increase, if any, in the Consumer Price Increase published by the United States Department of Labor, Bureau of Labor Statistics, for all urban consumers, all items, U.S. City Average (1982-84=100) for the immediately preceding year for which the most current data are available (should the aforementioned index not be available in the future, then a substitute index shall be designated by the parties which is closely similar). In the event and for whatever reason the COMPANY shall cease to sell products to HOST MARRIOTT SERVICES so that no surcharge could be collected with invoices for goods or by the distribution designated by the COMPANY, then the surcharge described in this Section of this Agreement shall be paid directly to the COMPANY by HOST MARRIOTT SERVICES and calculated as if the COMPANY were still selling the products then being purchased elsewhere by HOST MARRIOTT SERVICES. The surcharge may be collected by the designated distributor from whom HOST MARRIOTT SERVICES purchases products sold by the COMPANY when payment is due or as the COMPANY may otherwise reasonably direct. Unless otherwise provided, the royalty surcharge shall be due within thirty (30) days of invoicing for such by the COMPANY to HOST MARRIOTT SERVICES.

  "C.
  Cessation of Equipment Contribution. Effective as of July 1, 1999, all equipment surcharges theretofore charged shall terminate, but they shall continue through June 30, 1999, in the amounts previously determined and agreed upon under the Agreement. Effective as of July 1, 1998, the COMPANY's obligation to contribute any equipment for any STORE shall terminate, although the COMPANY may thereafter offer to sell any and all equipment for any STORE and HOST MARRIOTT SERVICES may elect to purchase any such equipment."

8.    Image and Standards of STORES.    Notwithstanding Section 9, Paragraph D of the Agreement, the COMPANY hereby preapproves HOST MARRIOTT SERVICES' use at the STORES of generic, non-branded utensils, napkins, and bags, provided such are of equal or greater quality than that which is normally prescribed by the COMPANY in the Operating Manual. Notwithstanding Section 9, Paragraph F (4) of the Agreement, the COMPANY acknowledges that HOST MARRIOTT SERVICES shall be operating STORES at SITES which are strictly controlled by governmental or quasi-governmental authorities which may dictate hours and days of operation of any STORE at a SITE controlled by such authority; the COMPANY shall therefore conform its mandated hours of STORE operation to the demands of the applicable authority as well as the facilities manager at any given SITE.

9.    Marketing Allowance.    To assist HOST MARRIOTT SERVICES in HOST MARRIOTT SERVICES' marketing efforts, the COMPANY shall, effective as of July 1, 1998, provide to HOST MARRIOTT SERVICES a marketing allowance equal to two and one half percent (2.5%) of the ex works ("ex works" shall mean, for the purposes of this sentence, that the price upon which the marketing allowance shall be calculated shall be the selling price of products sold by the COMPANY, or an affiliate thereof, without regard to taxes, freight, insurance, royalties, or any other costs or fees) selling price of the purchases by HOST MARRIOTT SERVICES of the frozen yogurt mix, frozen yogurt, ice cream, and other proprietary food product sales by the COMPANY to HOST MARRIOTT SERVICES.

10.    Term of Agreement.    Section 14, Paragraph A of the Agreement is hereby deleted in its entirety. Henceforth the Agreement shall be regarded as continuing in effect from June 1, 1989, and terminating on May 31, 2009. Provided HOST MARRIOTT SERVICES continuously has had open a minimum of seventy-five (75) STORES at SITES, and provided there has not been default and subsequent termination under the Agreement, and provided the parties are then currently not in default under the Agreement, then the Agreement, as herein amended, shall automatically be renewed for a term of ten (10) years unless HOST MARRIOTT SERVICES gives written notice of its intent to terminate to the COMPANY at least 180 days in advance of the expiration of the term.

11.    Assignment and Transfer.    Section 13 of the Agreement is hereby deleted, and this Section 11 of this Fourth Amendment shall henceforth control. Either party may assign or otherwise transfer all or any portion of the Agreement, without prior consent or payment of a fee, to any assignee or transferee, and the assigning or transferring party shall remain liable for the performance of all duties and obligations arising under the Agreement until the date of transfer (and following such date with respect to any and all duties and obligations which by their nature have or are specifically designated in the Agreement as having post-termination effect), and all parties to the Agreement and the assignment or transfer shall execute the COMPANY's then current assignment agreement, a current copy of which is attached hereto and labeled Exhibit "A". Nothing herein or in the Agreement shall be deemed to preclude a pledge of capital stock or other form of pledge associated with financing of operations of either the COMPANY or HOST MARRIOTT SERVICES and there shall be no requirement or restriction on stock transfer of either party to this Fourth Amendment. Notwithstanding the general application of the foregoing, HOST MARRIOTT SERVICES shall not assign or transfer all or any portion of its rights under this Agreement with respect to any single STORE or small group of STORES constituting less than all the STORES at an airport, turnpike, or Masterconcessionaire Mall venue, without the prior written approval of the COMPANY, which approval may be withheld only for commercially reasonable cause (e. g., ability or financial condition of the proposed assignee).

        IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have executed this Amendment effective as of the date first above written.

HOST INTERNATIONAL, INC.

ATTEST:
	By:	/s/ John C. Carr
/s/ Laura A. Bal[ILLEGIBLE]	Title:	John C. Carr Vice President

HOST MARRIOTT SERVICES USA, INC.

ATTEST:
	By:	/s/ John C. Carr
/s/ Laura A. Bal[ILLEGIBLE]	Title:	John C. Carr Vice President

HOST MARRIOTT TOLLROADS, INC.
ATTEST:
	By:	/s/ Jon W. Stentz
/s/ Laura A. Bal[ILLEGIBLE]	Title:	Jon W. Stentz Vice President

TCBY ENTERPRISES, INC.

ATTEST:
	By:	/s/ Gene H. Whisenhunt
[ILLEGIBLE]	Title:	Senior Vice President

TCBY SYSTEMS, INC.

ATTEST:
	By:	/s/ James M. Sahene
[ILLEGIBLE]	Title:	President

EXHIBIT A

THIRD PARTY ASSIGNMENT AGREEMENT

        THIS AGREEMENT is made and entered into effective as of this        day of                        , 19    , by and among TCBY SYSTEMS, INC., an Arkansas corporation having its principal office at 1100 TCBY Tower, 425 West Capitol Avenue, Little Rock, Arkansas 72201 (the "COMPANY"),                                                                                                                           whose principal address is                                                                         (individually or collectively "ASSIGNOR"), and                                                                                                                          (individually or collectively "ASSIGNEE"), whose principal address is                                                                                                                          wherein the parties agree as follows:

        1.    Agreement Assigned.    ASSIGNOR hereby sells, assigns, and conveys to ASSIGNEE all interest in and to that certain "TCBY" store currently operated by ASSIGNOR pursuant to that certain Joint Venture Agreement, as amended, made and entered into by and between ASSIGNOR and the COMPANY (the "Agreement"), which "TCBY" store is located at                                                                                                                          (singularly or collectively, the "Assigned Store"). ASSIGNEE shall have and hold the right to operate the Assigned Store for the term and any renewal term specified and provided for in the Agreement. The COMPANY hereby grants its permission for the assignment of the Assigned Store upon the terms and conditions herein set forth. Any defined terms in this Third Party Assignment Agreement shall have the same meaning as set forth in the Agreement.

        2.    Payment By Assignor.    ASSIGNOR and ASSIGNEE will deliver to the COMPANY on the date of this Third Party Assignment Agreement a check in the amount equal to the total of:

  (i)
  All royalty and service fees due or which would become due prior to the closing of the sale to the COMPANY under the Agreement;

  (ii)
  All advertising fund contributions due or which would become due prior to the closing of the sale to the COMPANY under the Agreement; and

  (iii)
  Any and all sums owing to any affiliate of the COMPANY.

        3.    Mutual Release.    ASSIGNOR does for itself, its successors, assigns, heirs, executor and administrator, hereby remise, release, and forever discharge generally the COMPANY and any affiliate, wholly-owned or controlled corporation, subsidiary, successor or assign thereof and any shareholder, officer, director, employee, or agent of any of them, and the COMPANY does hereby remise, release, and forever discharge generally ASSIGNOR, from any and all claims, demands, damages, injuries, agreements and contracts, indebtedness, accounts of every kind and character, whether presently known or unknown, suspected or unsuspected, disclosed or undisclosed, actual or potential, which ASSIGNOR or the COMPANY may now have, or may hereafter claim to have had or to have acquired against the other of whatever source or origin, arising out of or related to any and all transactions of any kind or character at any time prior to and including the date hereof, including generally any and all claims at law or in equity, those arising under the common law or state or federal statutes, rules or regulations such as, by way of example only, franchising, securities and antitrust statutes, rules or regulations, in any way arising out of or connected with the Agreement, and further promise never from this day forward, directly or indirectly, to institute, prosecute, commence, join in, or generally attempt to assert or maintain any action thereon against the other, any affiliate, successor, assign, parent corporation, subsidiary, division, controlled corporation, director, officer, shareholder, employee, agent, servant, general partner, limited partner, executor, administrator, estate, trustee or heir, in any court or tribunal of the United States of America, any state thereof, or any other jurisdiction. In the event ASSIGNOR or the COMPANY breaches any of the promises, covenants, or undertakings made herein by any act or omission, the breaching party shall pay, by way of indemnification, all costs and expenses of the other caused by the act or omission, including reasonable attorneys' fees. Specifically excluded and excepted from the scope of this Section 3 shall be those continuing duties and obligations of ASSIGNOR and the COMPANY under Franchise Agreements and/or promissory notes to which ASSIGNOR and the COMPANY, or its affiliates, may be parties, or under any loan agreement, open account, or other contract or agreement not expressly terminated, released, or modified herein.

        4.    Assignor Post-Assignment and Post-Termination Obligations.    ASSIGNOR acknowledges and agrees that for sixteen (16) months following the effective date of this Third Party Assignment Agreement ASSIGNOR will not have any interest in any capacity in a frozen yogurt store or any ice cream restaurant or store service soft serve frozen yogurt at the SITE of the STORE being assigned, except for such other STORES operated by ASSIGNOR at the SITE.

        5.    Subordination.    ASSIGNOR agrees to subordinate any right to receive any payment from ASSIGNEE to any rights or claims of the COMPANY to receive or for payments from ASSIGNEE. Any payments received by ASSIGNOR as a result of any sale of assets connected with or by virtue of this Third Party Assignment Agreement shall be subject to settlement of all accounts ASSIGNOR has with the COMPANY, and ASSIGNEE shall not pay any material portion of such purchase price to ASSIGNOR without first obtaining the COMPANY's written consent.

        6.    Training.    ASSIGNEE covenants to attend the COMPANY's initial training program at such time and place as the COMPANY shall designate. Both ASSIGNOR and ASSIGNEE acknowledge and agree that the assignment set forth in this Third Party Assignment Agreement IS CONTINGENT UPON ASSIGNEE's successful completion of the COMPANY's training program and that the COMPANY reserves the right to revoke its permission as hereinabove set forth unless and until ASSIGNEE completes the COMPANY's training program in a manner deemed acceptable by the COMPANY. ASSIGNOR and ASSIGNEE further acknowledge and agree that the COMPANY may determine prior to the completion of training by ASSIGNEE that ASSIGNEE should not be a part of the System as a franchisee under the Agreement and this determination may be made for any reason whatsoever in the sole and complete discretion of the COMPANY; should the COMPANY so determine, then there shall be no assignment of the right to operate the Assigned Store pursuant to this Third Party Assignment Agreement and the COMPANY's permission shall be deemed to have never been granted.

        7.    Acknowledgment.    ASSIGNEE acknowledges the COMPANY's policy of generally permitting any pushcarts, vending carts, kiosks, stands, inside modular units, or counters (herein collectively "Satellite Units") which may currently exist to continue to operate in their respective location or area for which rights have been granted by the COMPANY, regardless of the nature or identity of the operator thereof. ASSIGNEE agrees that ASSIGNEE's rights pursuant to the Agreement shall be construed as being subject to and are subject to those appertaining to all pre-existing agreements for pre-existing Satellite Units not owned or operated by ASSIGNEE. ASSIGNEE represents ASSIGNEE has conducted an independent analysis of the area proximate to the STORE and is not aware of any territory or marketing conflicts presented by a pre-existing Satellite Unit.

        IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have executed this Third Party Assignment Agreement effective as of the date first above written.

ASSIGNOR:

        ASSIGNEE, as the purchaser of an existing "TCBY"® store and rights granted in this Third Party Assignment Agreement, by signing where indicated below, understands and acknowledges the absolute right of the COMPANY, and companies affiliated with the COMPANY, to sell "TCBY"® branded products and similar products wherever the COMPANY, or any affiliated company, may from time to time deem appropriate. Such products may include, but shall not be limited to, soft-serve frozen dessert, hard-pack frozen dessert, refrigerated yogurt, novelty frozen dessert items, and other frozen dessert products of whatever type that the COMPANY or any affiliated company may from time to time deem appropriate for sale through non-traditional or other distribution methods. Such methods of distribution may include, but shall not necessarily be limited to, sales at sports arenas and stadiums, department stores, airports, toll road travel plazas, hospitals, office buildings, schools and colleges, and other non-store venues, as well as sales to wholesalers and/or distributors for resale.

ASSIGNEE:

Not binding without execution by an authorized officer of the COMPANY.

COMPANY: TCBY SYSTEMS, INC.
By:

Title:

QuickLinks

FOURTH AMENDMENT TO HOST MARRIOTT SERVICES-TCBY JOINT VENTURE AGREEMENT